EXHIBIT 10.1
FIRST AMENDMENT TO THE ORIGEN FINANCIAL, LLC
ENDORSEMENT SPLIT-DOLLAR PLAN
     This First Amendment to the Origen Financial, LLC Endorsement Split-Dollar Plan (this “Amendment”) is made by Origen Financial, LLC, a Delaware limited liability company (the “Company”) on December 15, 2008. Capitalized terms used but not defined herein shall have the meanings set forth in the Origen Financial, LLC Endorsement Split-Dollar Plan, as amended (the “Plan”).
RECITALS:
     A. The Company maintains the Plan for the benefit of a select group of management or highly compensated employees to provide life insurance benefits in the event of the employee’s death.
     B. The Internal Revenue Service issued final regulations regarding the application of Internal Revenue Code (“Code”) section 409A to nonqualified deferred compensation plans, including split-dollar life insurance arrangements, with an effective date of January 1, 2008.
     C. Because the Plan is subject to Code section 409A, the Company desires to amend the Plan to meet the requirements of Code section 409A and the accompanying final regulations.
     D. Under Section 16 of the Plan, the Company may amend the Plan if the amendment does not adversely affect a Participant or Beneficiary’s entitlement to benefits previously accrued.
     E. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
     Now, therefore, effective as of December 31, 2007, the Plan is hereby amended as follows:
     1. Section 11, entitled “Termination of this Plan for All Participants, and Termination of an Employee’s Participation,” is hereby amended by the addition of the following opening sentence:
“The termination of an Employee’s participation in this Plan pursuant to this section 11 shall not cause the acceleration of any distribution to such Employee under this Plan or under the Capital Accumulation Plan (defined below).”
     2. Section 11(b) is deleted in its entirety.
     3. Section 13, entitled “Termination of Employee’s Participation and Forfeiture of Company’s Interest if Company Misses a Premium,” is deleted in its entirety and replaced with the following:

“13. Termination of Employee’s Participation if Company Fails to Pay a Premium . If the Company fails to pay a premium on a Policy on an Employee’s life within sixty (60) days of the due date (as extended for any grace period), such Employee’s participation in this Plan shall terminate.”
     4. Unless otherwise modified by this Amendment, all provisions of the Plan shall remain in full force and effect. Copies (whether photostatic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as an original.
     In witness whereof, the Company has executed this First Amendment to the Origen Financial, LLC Endorsement Split-Dollar Plan on the date first above written.

Origen Financial, LLC, a Delaware limited liability company
By:	/s/ Ronald A. Klein
Ronald A. Klein, Manager